Exhibit 3.1

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
HEALTH IN TECH, INC.

Health In Tech, Inc., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), certifies that:

1. The name of the Corporation is Health In Tech, Inc. The Corporation’s original Articles of Incorporation were filed with the Secretary of State of the State of Nevada on November 12, 2021. The Corporation’s Amended and Restated Articles of Incorporation were filed with the Secretary of State of the State of Nevada on March 8, 2022.

2. The Corporation has not received any payment for any of its stock, and this Second Amended and Restated Articles of Incorporation was duly adopted in accordance with the Nevada Revised Statutes. This Second Amended and Restated Articles of Incorporation has been duly approved by all the members of the Board of Directors and all of the Shareholders of the Corporation.

3. The text of the Articles of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, Health In Tech, Inc. has caused this Second Amended and Restated Articles of Incorporation to be signed by Tim Johnson, a duly authorized officer of the Corporation, on November 3, 2022.

/s/ Tim Johnson
Tim Johnson,
President and Chief Executive Officer

EXHIBIT A

ARTICLE I

The name of the Corporation is Health In Tech, Inc.

ARTICLE II

The name of the Corporation’s registered agent in the State of Nevada is Corporate Creations Network, Inc., 8275 South Eastern Ave., #200, Las Vegas, Nevada 89123.

ARTICLE III

The total number of shares of stock that the corporation shall have authority to issue is 220,000,000, consisting of 150,000,000 shares of Class A Common Stock, $0.001 par value per share (“Class A Common Stock”), 50,000,000 shares of Class B Common Stock, $0.001 par value per share (“Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”), and 20,000,000 shares of Series A Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”).

ARTICLE IV

The name and address of the sole member of the Corporation’s Board of Directors is: Tim Johnson, 5636 Ford Street, Norwalk, Iowa, 50211.

ARTICLE V

The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Nevada. The Corporation is to have perpetual existence.

ARTICLE VI

The name and mailing address of the incorporator are as follows:

Jordan C. Butler, Esq.
Carlile Patchen & Murphy LLP

950 Goodale Blvd., Suite 200
Columbus, Ohio 43212

ARTICLE VII

The terms and provisions of the Common Stock and Preferred Stock are as follows:

1. Definitions. For purposes of this ARTICLE VII, the following definitions shall apply:

(a) “Conversion Ratio” shall mean the number of shares of Class A Common Stock into which each share of Preferred Stock or Class B Common Stock may be converted, as may be adjusted pursuant to Section 4 hereof. As of the date of filing of this Second Amended and Restated Articles of Incorporation and prior to any adjustment pursuant to Section 4 hereof, the Conversion Ratio is 1:1, with the antecedent being one share Series A Preferred Stock or one share of Series B Common Stock, as applicable, and the consequent being one share of Class A Common Stock.

(b) “Convertible Securities” shall mean any evidence of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(c) “Corporation” shall mean Health In Tech, Inc.

(d) “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of shares of the Corporation by the Corporation for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchase of capital stock of the Corporation in connection with the settlement of disputes with any stockholder, and (iv) any other repurchase or redemption of capital stock of the Corporation approved by the holders of the Common and Preferred Stock of the Corporation voting as separate classes.

(e) “Liquidation Preference” shall mean the per share price for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(f) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(g) “Original Issue Price” shall mean the price per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(h) “Preferred Stock” shall mean the Series A Preferred Stock.

(i) “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

2. Dividends.

(a) Preferred Stock. In any calendar year, the holders of outstanding shares of Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the dividend rate specified for such shares of Preferred Stock payable in preference and priority to any declaration or payment of any Distribution on Common Stock of the Corporation in such calendar year. No Distributions shall be made with respect to the Common Stock unless dividends on the Preferred Stock have been declared in accordance with the preferences stated herein and all declared dividends on the Preferred Stock have been paid or set aside for payment to the Preferred Stockholders. The right to receive dividends on shares of Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared or paid. Payment of any dividends to the holders of Preferred Stock shall be on a pro rata, pari passu basis in proportion to the dividend rates for each series of Preferred Stock.

(b) Common Stock. Dividends may be paid on the Common Stock when, as and if declared by the Board of Directors, subject to the prior dividend rights of the Preferred Stock and to Section 6.

(c) Non-Cash Distributions. Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

(d) Waiver of Dividends. Any dividend preference of any series of Preferred Stock may be waived, in whole or in part, by the consent or vote of the holders of the majority of the outstanding shares of such series.

3. Liquidation Rights.

(a) Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, an amount for each share of Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Preferred Stock, or such lesser amount as may be approved by the holders of the majority of the outstanding shares of Preferred Stock. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a).

(b) Remaining Assets. After the payment or setting aside for payment to the holders of Preferred Stock of the full amounts specified in Section 3(a), the entire remaining assets of the Corporation legally available for distribution shall be distributed pro rata to holders of the Common Stock of the Corporation in proportion to the number of shares of Common Stock held by them.

(c) Shares not Treated as Both Preferred Stock and Common Stock in any Distribution. Shares of Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any Distribution, or series of Distributions, as shares of Common Stock, without first forgoing participation in the Distribution, or series of Distributions, as shares of Preferred Stock.

(d) Reorganization. For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of related transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in the Corporation held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Corporation or such other surviving or resulting entity (or if the Corporation or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); (ii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary of the Corporation; or (iii) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

(e) Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, except that any publicly traded securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

(i) if the securities are then traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending five (5) trading days prior to the Distribution;

(ii) if the securities are actively traded over the counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the Distribution.

In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.

For the purposes of this subsection 3(e), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or a Nasdaq market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

4. Conversion. The holders of the Preferred Stock and Class B Common Stock shall have conversion rights as follows:

(a) Right to Convert. Each share of Preferred Stock and each share of Class B Common Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Preferred Stock and/or Class B Common Stock, into one share of fully paid, nonassessable Class A Common Stock. Ratio

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Class A Common Stock at the then-effective Conversion Ratio for such share (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Corporation’s Common Stock (whether Class A Common Stock, Class B Common Stock, or both), or (ii) upon the receipt by the Corporation of a written request for such conversion from the holders of a majority of the Preferred Stock then outstanding (voting as a single class and on an as-converted basis), or, if later, the effective date for conversion specified in such requests (each of the events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion Event”).

(c) Mechanics of Conversion. No fractional shares of Class A Common Stock shall be issued upon conversion of Preferred Stock or Class B Common Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of one share of Class A Common Stock as determined by the Board of Directors. For such purpose, all shares of Preferred Stock and all shares of Class B Common Stock held by each holder of Preferred Stock or Class B Common Stock, as applicable, shall be aggregated, and any resulting fractional share of Class A Common Stock shall be paid in cash. Before any holder of Preferred Stock and/or Class B Common Stock shall be entitled to convert the same into full shares of Class A Common Stock, and to receive certificates therefor, he, she, or it shall either (i) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock and/or Class B Common Stock or (ii) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that he, she, or it elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Class A Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Class A Common Stock shall not then be actually delivered to such holder.

The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock or Class B Common Stock, as applicable, a certificate or certificates for the number of shares of Class A Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Class A Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock or Class B Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock or Class B Common Stock to be converted, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a merger, sale, financing, or liquidation of the Corporation or other event, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Class A Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.

(d) Adjustments to Conversion Ratio for Diluting Issues.

(i) Special Definition. For purposes of this paragraph 4(d), “Additional Shares of Class A Common Stock” shall mean all shares of Class A Common Stock issued (or, pursuant to paragraph 4(d)(iii), deemed to be issued) by the Corporation after the filing of this Second Amended and Restated Articles of Incorporation, other than issuances or deemed issuances of:

(1) shares of Class A Common Stock to Stockholders who, immediately prior to the time of filing this Second Amended and Restated Articles of Incorporation, held only common stock of the Corporation, in exchange for such shares of common stock, effective as of the date of filing of this Second Amended and Restated Articles of Incorporation;

(2) shares of Class A Common Stock upon the conversion of the Preferred Stock or Class B Common Stock;

(3) shares of Class A Common Stock and options, warrants or other rights to purchase Class A Common Stock issued or issuable to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to stock grants, restricted stock purchase agreements, option plans, purchase plans, incentive programs or similar arrangements;

(4) shares of Class A Common Stock upon the exercise or conversion of Options or Convertible Securities;

(5) shares of Class A Common Stock issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to paragraph 4(e), 4(f) or 4(g) hereof;

(6) shares of Class A Common Stock issued or issuable in a registered public offering under the Securities Act;

(7) shares of Class A Common Stock issued or issuable pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors;

(8) shares of Class A Common Stock issued or issuable to banks, equipment lessors, real property lessors, financial institutions or other persons engaged in the business of making loans pursuant to a debt financing, commercial leasing or real property leasing transaction approved by the Board of Directors;

(9) shares of Class A Common Stock issued or issuable in connection with any settlement of any action, suit, proceeding or litigation approved by the Board of Directors;

(10) shares of Class A Common Stock issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors; and

(11) shares of Class A Common Stock issued or issuable to suppliers or third-party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors.

(ii) No Adjustment of Conversion Ratio. No adjustment in the Conversion Ratio of a particular series of Preferred Stock or Class B Common Stock shall be made in respect of the issuance of Additional Shares of Class A Common Stock unless the consideration per share (as determined pursuant to paragraph 4(d)(v)) for an Additional Share of Class A Common Stock issued or deemed to be issued by the Corporation is less than the price per share of such Class A Common Stock in effect on the date of, and immediately prior to, the issue of such Class A Common Stock, as applicable. The price per share of Additional Shares of Class A Common Stock in effect on the date of, and immediately prior to, the issue of such Additional Shares of Class A Common Stock shall be a share’s fair market value. If the Class A Common Stock is publicly traded, the term “fair market value” as used in this Section 4(d)(ii) means the closing price at which shares of Class A Common Stock are quoted on such exchange at the close of the date immediately before the Additional Shares of Class A Common Stock are issued or, if there be no quotation or sale on that date, the next previous date on which shares of Class A Common Stock were quoted or traded. In all other cases, the “fair market value” of an Additional Shares of Class A Common Stock shall be determined by and in accordance with procedures established in good faith by the Board of Directors, which determination shall be final and binding upon the holders of the shares of Class A Common Stock.

(iii) Deemed Issue of Additional Shares of Class A Common Stock. In the event the Corporation at any time or from time to time after the date of the filing of this Second Amended and Restated Articles of Incorporation shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Class A Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

(1) no further adjustment in the Conversion Ratio of any series of Preferred Stock or Class B Common Stock shall be made upon the subsequent issue of Convertible Securities or shares of Class A Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Class A Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section 4(d) or pursuant to Recapitalization provisions of such Options or Convertible Securities such as Sections 4(e), 4(f) and 4(g) hereof), the Conversion Ratio of each series of Preferred Stock or Class B Common Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(3) no readjustment pursuant to clause (2) above shall have the effect of changing the Conversion Ratio of a series of Preferred Stock or Class B Common Stock to a Conversion Ratio that would have resulted from any other issuances of Additional Shares of Class A Common Stock and any other adjustments provided for herein between the original adjustment date and such readjustment date;

(4) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Ratio of each Series of Preferred Stock or Class B Common Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(a) in the case of Convertible Securities or Options for Class A Common Stock, the only Additional Shares of Class A Common Stock issued were the shares of Class A Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(b) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Class A Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(5) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Ratio which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Ratio shall be adjusted pursuant to this paragraph 4(d)(iii) as of the actual date of their issuance.

(iv) Adjustment of Conversion Ratio Upon Issuance of Additional Shares of Class A Common Stock. In the event this Corporation shall issue Additional Shares of Class A Common Stock (including Additional Shares of Class A Common Stock deemed to be issued pursuant to paragraph 4(d)(iii)) without consideration or for a consideration less than the applicable current price of a series of Class A Common Stock in effect on the date of and immediately prior to such issue, then, the consequent of the Conversion Ratio of the affected series of Preferred Stock or Class B Common Stock shall be increased, concurrently with such issue, to a rate (calculated to the nearest one percent) determined by adding to the consequent of such Conversion Ratio a fraction (expressed as a whole or decimal number):

(1) the numerator of which shall be the number of shares of Class A Common Stock outstanding immediately prior to such issuance, and

(2) the denominator of which shall be the number of shares of Class A Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Class A Common Stock so issued.

For example, if the Conversion Ratio is 1:1 when there are 15,000,000 issued and outstanding shares of Class A Common Stock, and 10,000,000 Additional Shares of Class A Common Stock are issued for no consideration, then the Conversion Ratio shall be 1:1.6 (15,000,000/25,000,000 = 0.6).

Notwithstanding the foregoing, the Conversion Ratio shall not be increased at such time if the amount of such increase would be less than 0.01, but any such amount shall be carried forward, and an increase will be made with respect to such amount at the time of, and together with, any subsequent increase which, together with such amount and any other amounts so carried forward, equal 0.01 or more in the aggregate. For the purposes of this Subsection 4(d)(iv), all shares of Class A Common Stock issuable upon conversion of all outstanding shares of Preferred Stock or Class B Common Stock and the exercise and/or conversion of any other outstanding Convertible Securities and all outstanding Options shall be deemed to be outstanding.

(v) Determination of Consideration. For purposes of this subsection 4(d), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Class A Common Stock shall be computed as follows:

(1) Cash and Property. Such consideration shall:

(a) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;

(b) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(c) in the event Additional Shares of Class A Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board of Directors.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Class A Common Stock deemed to have been issued pursuant to paragraph 4(d)(iii) shall be determined by dividing

(x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(y) the maximum number of shares of Class A Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e) Adjustments for Subdivisions or Combinations of Class A Common Stock. In the event the outstanding shares of Class A Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Class A Common Stock, the Conversion Ratio of each series of Preferred Stock or Class B Common Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately increased. In the event the outstanding shares of Class A Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Class A Common Stock, the Conversion Ratio in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately decreased.

(f) Adjustments for Subdivisions or Combinations of Preferred Stock or Class B Common Stock. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock or Class B Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock or Class B Common Stock, as applicable, the Dividend Ratio, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock or Class B Common Stock , as applicable, in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock or Class B Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock or Class B Common Stock, as applicable, the Dividend Ratio, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock Class B Common Stock, as applicable, in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(g) Adjustments for Reclassification, Exchange and Substitution. Subject to Section 3 (“Liquidation Rights”), if the Class A Common Stock issuable upon conversion of the Preferred Stock or Class B Common Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Class A Common Stock which the holders would otherwise have been entitled to receive each holder of such Preferred Stock or Class B Common Stock shall have the right thereafter to convert such shares of Preferred Stock or Class B Common Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Class A Common Stock deliverable upon conversion of such series of Preferred Stock or Class B Common Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock or Class B Common Stock, as applicable, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock or Class B Common Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Ratio at the time in effect and (iii) the number of shares of Class A Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock or Class B Common Stock.

(i) Waiver of Adjustment of Conversion Ratio. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Ratio of any series of Preferred Stock or Class B Common Stock may be waived by the consent or vote of the holders of the majority of the outstanding shares of such series either before or after the issuance causing the adjustment. Any such waiver shall bind all future holders of shares of such series of Preferred Stock or Class B Common Stock.

(j) Notices of Record Date. In the event that this Corporation shall propose at any time:

(i) to declare any Distribution upon its Class A Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to effect any reclassification or recapitalization of its Class A Common Stock outstanding involving a change in the Class A Common Stock; or

(iii) to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a liquidation, dissolution or winding up of the corporation pursuant to Section 3(d);

then, in connection with each such event, this Corporation shall send to the holders of the Preferred Stock and/or Class B Common Stock, as applicable, at least 10 days’ prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Class A Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution ) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Preferred Stock and/or Class B Common Stock , as applicable, at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the consent or vote of the holders of a majority of the Preferred Stock or Class B Common Stock, as applicable, voting as a single class and on an as-converted basis.

(k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock and Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock and Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock and Class B Common Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose.

5. Voting.

(a) Class A Common Stock. Each share of Class A Common Stock shall be a voting share with each share of Class A Common Stock having one (1) vote.

(b) Class B Common Stock. Each share Class B Common Stock shall be a voting share with each share of Class B Common Stock having ten (10) votes.

(c) Preferred Stock. Each share of Series A Preferred Stock shall be a voting share with each share of Series A Preferred Stock having one (1) vote.

(d) Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock, the holders of Class A Common Stock, and the holders of the Class B Common Sock shall vote together and not as separate classes. Except for the number of votes per share attributable to the Preferred Stock and the Common Stock, there shall be no difference in voting rights or powers conferred by the Preferred Stock and Common Stock.

(e) No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

(f) Preferred Stock. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Class A Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date. The holders of shares of the Preferred Stock shall be entitled to vote on all matters on which holders of Class A Common Stock and Class B Common Stock shall be entitled to vote. Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (the “Bylaws”). Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted), shall be disregarded.

(g) Election of Directors. The members of the Corporation’s Board of Directors shall be elected by the holders of Common Stock and Preferred Stock, voting together as a single class.

(h) Adjustment in Authorized Common Stock. The number of authorized shares of Common Stock- whether Class A Common Stock, Class B Common Stock, or both- may be increased or decreased (but not below the number of shares of Class A Common Stock and/or Class B Common Stock, as applicable, then outstanding) by an affirmative vote of the holders of a majority of the stock of the Corporation.

6. Amendments and Changes. As long as any of the Preferred Stock shall be issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than 50% of the outstanding shares of the Preferred Stock:

(a) amend, alter or repeal any provision of the Articles of Incorporation or bylaws of the Corporation (including pursuant to a merger) if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Preferred Stock or any series thereof;

(b) increase or decrease (other than for decreases resulting from conversion of the Preferred Stock) the authorized number of shares of Preferred Stock or any series thereof;

(c) authorize or create (by reclassification, merger or otherwise) or issue or obligate itself to issue any new class or series of equity security (including any security convertible into or exercisable for any equity security) having rights, preferences or privileges with respect to dividends or payments upon liquidation senior to or on a parity with any series of Preferred Stock or having voting rights other than those granted to the Preferred Stock generally;

(d) enter into any transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to Section 3(d);

(e) authorize a merger, acquisition or sale of substantially all of the assets of the Corporation or any of its subsidiaries (other than a merger exclusively to effect a change of domicile of the Corporation);

(f) voluntarily liquidate or dissolve;

(g) amend this Section 6.

7. Reissuance of Preferred Stock. In the event that any shares of Preferred Stock shall be converted pursuant to Section 4 or otherwise repurchased by the Corporation, the shares so converted, or repurchased shall be cancelled and shall not be issuable by this Corporation.

8. Notices. Any notice required by the provisions of this ARTICLE VII to be given to the stockholders shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

9. Rights of Stock.

(a) Equal Status. Except as otherwise provided in this Second Amended and Restated Articles of Incorporation or required by applicable law, shares of Common Stock and Preferred shall have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation or winding up of the Corporation), share ratably and be identical in all respects and as to all matters.

(b) Dividends and Distribution Rights. Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board of Directors out of any assets of the Corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Class A Common Stock (or rights to acquire such shares, as the case may be) and holders of Class B Common Stock shall receive shares of Class B Common Stock (or rights to acquire, such shares, as the case may be), with holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class B Common Stock, as applicable. Notwithstanding the foregoing, the Board of Directors may pay or make a disparate dividend or distribution per share of Class A Common Stock or Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by the affirmative vote (or written consent if action by written consent of stockholder is permitted at such time under this Amended and Restates Articles of Incorporation) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

(c) Subdivisions, Combinations or Reclassifications. Shares of Common Stock or Preferred Stock may not be subdivided, combined or reclassified.

ARTICLE VIII

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE IX

Unless otherwise set forth herein, the number of directors that constitute the Board of Directors of the Corporation shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

ARTICLE X

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE XI

1. To the fullest extent permitted by the Nevada Revised Statutes as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the Nevada Revised Statutes is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes, as so amended. Neither any amendment nor repeal of this Article XI, nor the adoption of any provision of this Corporation’s Articles of Incorporation inconsistent with this Article XI, shall eliminate or reduce the effect of this Article XI, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article XI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

2. The Corporation shall have the power to indemnify, to the extent permitted by the Nevada Revised Statutes, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. A right to indemnification or to advancement of expenses arising under a provision of this Second Amended and Restated Articles of Incorporation or a bylaw of the Corporation shall not be eliminated or impaired by an amendment to this Second Amended and Restated Articles of Incorporation or the Bylaws of the Corporation after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

ARTICLE XII

Meetings of stockholders may be held within or without the State of Nevada, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.